CONTACT:          Price Sloan
                  J.C. Nichols
                  (816) 960-6308


                   INSTITUTIONAL SHAREHOLDER SERVICES SUPPORTS
                   PROPOSED J.C. NICHOLS AND HIGHWOODS MERGER
                 --Recommends a Vote For the Merger Agreement --


Kansas City, MO, June 24, 1998 -- The J.C. Nichols Company (OTC Bulletin Board:
NCJC) announced today that Institutional Shareholder Services (ISS), the nation's leading independent proxy advisory and voting firm, has issued a recommendation to its members to vote in favor of the proposed merger between J.C. Nichols and Highwoods Properties.

In the conclusion to its 12 page report, ISS said, "ISS believes that the JCN board and management have made a good-faith effort to obtain a fair value on behalf of shareholders, both with Highwoods and in their willingness to allow other parties...to conduct due diligence.... [T]here are some significant detriments in casting aside the Highwoods merger, but there is no assurance that a better deal can be gained by doing so. Based on the certainty of the offer, the attractive offer price, the dividend payment, Morgan Stanley's fairness opinion, and the strategic benefits that will accrue from the transaction, we believe the merger agreement warrants shareholder support.

"We recommend a vote FOR the merger agreement."

Commenting on recent communications from Blackacre Capital Management, LLC, an affiliate of Cerberus Partners, ISS added, "The prices proposed by Intell and Cerberus may be tantalizing, but neither party is under any obligation to complete a transaction at any price. Indeed, a defeat of the Highwoods merger could entice either one to come back with a lowball bid."

As an independent agency, ISS is the world's leading provider of proxy voting and corporate governance services. ISS serves, and is compensated by, its institutional shareholder and corporate clients throughout North America and Europe. ISS analyzes proxy proposals and issues vote recommendations for more than 8,500 U.S. and 7,500 non-U.S. shareholder meetings each year. Neither J.C. Nichols nor Highwoods is a member of, or pays, ISS for its services.

"We are gratified that the conclusions of ISS agree with the J.C. Nichols Board's long-held belief that the Highwoods merger is in the best interests of all J.C. Nichols shareholders," said Price Sloan, J.C. Nichols General Counsel. "We hope all shareholders will vote in favor of the transaction."

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